SEPTEMBER 2019

HOMELAND ENERGY SOLUTIONS NEWSLETTER

INSIDE THIS ISSUE:

FROM THE CEO DESK:

We certainly took a punch to the stomach this past month with President Trump granting nearly all of the **S**mall **R**efiner **E**xemptions that had been submitted to the EPA. I again have seen and feel that our Senators Joni Ernst and Chuck Grassley, as well as our current Governor Kim Reynolds and former Governor Terry Branstad have all worked tirelessly to push the benefits of ethanol for the environment and the farm economy.

Here at Homeland, we have continued to support our state and national industry groups such as Iowa Renewable Fuels Association (IRFA), the national group RFA and American Coalition for Ethanol (ACE). These groups give us a voice in Des Moines and Washington D.C. We must continue our support for these organizations.

In the plant operations, we continue to work towards maintaining our low cost leadership. We have improved our natural gas usage and corn oil yield over the past few months and are working on several items to reduce our maintenance cost and improve our operational efficiencies.

The fall shutdown is upon us and the planning for this year's shutdown is the most extensive and detailed we have ever undertaken. A good plan will always increase the probability of a successful shutdown.

-James Broghammer, CEO

CONGRATS-10 YEARS OF SERVICE

Homeland would like to recognize a couple more employees who have completed their 10 years of service. Please help us congratulate **Kyle Guertin** and **Jeff McCrea**. Thank you for your dedication to Homeland.

IRFA PAC PIE AUCTION:

Homeland participated again in the annual IRFA PAC Auction on September 4th. All producer members were encouraged to donate one pie or other dessert. Homeland donated a homemade, lard crust, fresh peach pie again since it was a "hot" item last year. This year, the peach pie raised $200! Homeland also donated a homemade, lard crust, pecan pie which raised $150. Funds raised will go to support both state and local candidates that support robust biofuel policies. Pies were created by Katherine Balk.


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DISCLOSURE

FALL SHUTDOWN IS RIGHT AROUND THE CORNER

Planning is in full swing as we prepare for our annual Fall Shutdown scheduled for September 22nd thru the 26th. First and foremost, our #1 goal is always to have a safe and incident free shutdown. This includes not only our employees but also the 75+ contractors that will be on-site.

In additional to the typical shutdown activities we do every fall, we will also be implementing a few projects that should make a positive impact to our operation. We will be replacing our main condenser in the distillation part of the process with a larger, more robust designed one. We will be modifying our evaporation train to increase our operational flexibility and reduce production impacts when one unit needs to be taken down to clean.

One of the focus areas for us this year was energy efficiency specifically around natural gas usage reduction and we will be implementing a couple projects to achieve that goal. We are replacing one of our TO stack heat recovery coils with a larger one and then will be using that extra heat to offset direct steam usage in the front-end of the plant. Another project will have the tie-ins done this shutdown and be completed during the 4th quarter 2019 that will recover heat from the Mole Sieves and add it to our distillation system.

Like always, it will be a very busy 4 to 5 days, but the team is prepared and ready to execute the plan safely and efficiently!

-Kevin Howes, Plant Manager/COO

"First and foremost, our #1 goal is always to have a safe and incident free shutdown. This includes not only our employees but also the 75+ contractors that will be on-site."

STAN'S THOUGHTS

Back in early June, my wife and I drove across Illinois and visited friends in Vincennes, Indiana. Vincennes is in extreme southwest Indiana where I managed an elevator early in my career and have stayed in touch with some good friends there.

As I drove across Illinois and southern Indiana, I was totally shocked by the crop progress with the late planting, flooded fields, and discouraged producers. Since then, I know things have improved some but I wonder if they have improved to the level that our Government reports suggest which influence our corn price.

The problem may be more on the demand side. The trade negotiations with China, resulting tariffs, ethanol waivers granted to refiners are all helping put a lid on prices even if the supply of corn may be reduced this year. We hear something may be done on the ethanol side, but when will that be? We have also heard that China may come to the table soon to really get down and negotiate. We all see the green crop outside and know we need an extended growing season with no early frost. How is all this going to turn out??

Some of you have old crop corn in the bin and wonder what to do. I would like to make certain that everyone understands that we do have alternatives available for you to deliver the corn to Homeland and have some time to price it. Possibly give yourself some time to see what happens and yet have the bins ready for the new crop. Please stop in or give Zach or myself a call. We would like to help.

I would also ask that all grain truck drivers take special note that Homeland is busy constructing new scales, a new probing area, a new scale office, etc. Please **slow down and be patient** with the construction workers. Give them a brake and proceed with caution. Thanks in advance for your cooperation.

Everyone have a great Harvest Season- Be Safe.

-Stan "The man from Homeland" Wubbena,
Commodity & Risk Manager



HOMELAND ENERGY SOLUTIONS FINANCIALS — Q2 2019

Second quarter 2019 was another profitable quarter for Homeland, with net income of $4.26 million, $65.98 per membership unit, bringing YTD 6/30/2019 net income to $8.98 million, $139.08 per membership unit.

Homeland employees work daily to improve production efficiencies. One of the calculations that we use to measure our efficiency is yield, which is the conversion rate of corn to ethanol. Homeland has a strong ethanol yield. No matter how good our yield is, we make or lose money on the spread between the price we pay for corn and the price we get for our ethanol and co-products.

Comparing YTD June 2018 to YTD June 2019, the average price we paid for corn increased approximately 4%, while the price we received for ethanol decreased approximately 3%. We have been able to turn a profit in a very tough market, thanks in part to increased production of all of our products, but also from a nice bounce back in distiller grains price per ton in 2019.

Ethanol demand has taken a hit with the approval of exemptions for small refineries. The exemptions allow small refineries to blend less ethanol into their product, meaning less ethanol is being purchased on the large scale. This directly affects the price we can get for the ethanol we produce. You may have seen in the news that some ethanol plants in Iowa are scaling back production. This is something that Homeland evaluates when the market conditions decline. Presently, we remain at full production rates.

Please see a summary of the Company's financial performance below or you may find a more detailed version of the financial results available on the HES or SEC website.

-Beth Eiler, Chief Financial Officer

BALANCE SHEET	**6/30/2019**	**3/31/2019**
Current Assets	$ 88,812,520	$ 90,463,977
Property & Equipment	130,847,466	132,809,752
Other Assets	10,143,898	10,529,551
Total Assets	$ 229,803,884	$ 233,803,280
Current Liabilities	$ 49,582,217	$ 49,625,432
Long-term Liabilities	18,989,965	22,363,991
Total Members' Equity	161,231,702	161,813,857
Total Liabilities and Equity	$ 229,803,884	$ 233,803,280
Book Value based on 64,560 Membership Units Outstanding	$ 2,497	$ 2,506
Book Value based on 90,420 Membership Units Outstanding	$ 1,783	$ 1,790
INCOME STATEMENT 3 Months ended	**6/30/2019**	**3/31/2019**
Revenue	$ 84,860,557	$ 82,074,397
Cost of Goods Sold	80,260,448	76,506,526
Operating Expenses	978,893	1,165,504
Operating Income	3,621,216	4,402,367
Other Income (Loss)	638,629	316,688
Net Income	$ 4,259,845	$ 4,719,055
Net Income per unit (based on 64,560 units)	$ 66	$ 73
Distributions per unit	$ 75	$ -

"No matter how good our yield is, we make or lose money on the spread between the price we pay for corn and the price we get for our ethanol and co-products."



2779 IA Hwy 24
Lawler, IA 52154
Phone: 563-238-5555
Fax: 563-238-5557
E-mail: info@etoh.us





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ETHANOL:
DRIVING AMERICA'S FUTURE

EMPLOYEE SPOTLIGHT: JEFF MCCREA, MAINTENANCE TECH LEAD

When asked what do I like most about working at Homeland, they have given me the opportunity to increase my knowledge in the maintenance field and have educated me in all the areas of ethanol production in a fast-paced setting. My co-workers and job atmosphere make coming to work enjoyable. There's opportunity for growth and employees stay engaged and always busy. I've always been interested in how things operate and how to repair them after they breakdown. Most of my life has been centered around machinery and vehicles and repairing them. I enjoy the challenge of solving problems.

Some background about me is that I grew up in western Iowa. After completing high school, I joined the Army and then joined the National Guard for six years. I was a Plant Manager at an electo-zinc plating company for several years which was challenging and rewarding at the same time. My wife Leah and I then decided to move to eastern Iowa, where she grew up. I started working at Featherlite in the interiors department and became a lead. I took the position as night supervisor and then transitioned to a cabinet shop supervisor until 2009, when I came to Homeland.

My wife and I will be celebrating our 30th wedding anniversary in February. I have four children of my own, Lindsay, Leslie, Lacy and Cole and three step-children, Tiffany, Molly and Chanse and 21 grandchildren. Then of course our dog Willie G.


Homeland
Energy
Solutions

My hobbies are hunting, fishing, camping, traveling, riding our motorcycles, watching the Packers play and spending time with my family.